UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 7, 2010
ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation)	0-28298 (Commission File No.)	94-3154463 (IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On September 7, 2010, Onyx Pharmaceuticals, Inc. (“Onyx”) entered into an exclusive license agreement with Ono Pharmaceutical Co., Ltd. (“Ono”) for the development and commercialization of two compounds from Onyx’s proteasome inhibitor development program, carfilzomib and ONX 0912, in Japan. Under the terms of the agreement, Ono has the exclusive right to develop and commercialize both compounds for all oncology indications in Japan. The agreement contemplates that Onyx will provide Ono with a clinical and commercial supply of these compounds on a cost-plus basis. Onyx retains all development and commercialization rights for other countries in the Asia Pacific region, as well as in all other regions of the world, including the U.S. and Europe.
Ono will pay Onyx an upfront payment of ¥5 billion (Japanese yen, approximately $59 million at current exchange rates), and additional development and sales milestone payments based on the achievement of pre-specified criteria. Ono will fund all development costs in Japan and will share certain other global development costs in support of filings for regulatory approval in Japan. The milestone and development support payments could total approximately $280 million at current exchange rates, assuming all milestone events are achieved. Onyx will be owed double-digit royalties on net sales of the licensed compounds in Japan, commensurate with a late-stage asset.
The above description of the agreement is a summary of the material terms of this agreement, does not purport to be complete, and is qualified in its entirety by reference to the agreement, which will be filed as an exhibit to Onyx’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX PHARMACEUTICALS, INC.
Dated: September 8, 2010	By:	/s/ Matthew K. Fust
Matthew K. Fust
Executive Vice President and Chief Financial Officer